CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form S-8 of our report dated March 30, 2009 relating to the financial statements of Fuqi International, Inc. for the years ended December 31, 2008, 2007, and 2006 included in Fuqi International, Inc.’s Form 10-K for the year ended December 31, 2008 filed on March 31, 2009.

/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Wanchai, Hong Kong
June 8, 2009